Exhibit 10.2

iParty Corp.

WRITTEN SUMMARY OF RENEWED ONE-YEAR PART-TIME CONSULTING ARRANGEMENT WITH MR. VASSALLUZZO

May 27, 2009

     iParty Corp. shall renew its engagement of Joseph Vassalluzzo to provide consulting services on a part-time basis over a one-year period beginning on May 27, 2009 (the date of termination of the prior year's arrangement) to iParty's senior management, in particular iParty's Chairman and CEO, Sal Perisano, with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate. Such services shall on occasion require Mr. Vassalluzzo's presence at iParty's corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida. On or before the end of the one-year period commencing on May 27, 2009, iParty Corp. shall pay Mr. Vassalluzzo one or more payments not to exceed $60,000 cash for services rendered over the one-year period beginning on May 27, 2009, with such services to be earned at a rate of $5,000 per month.